Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184475

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS SUPPLEMENT DATED May 29, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

to Prospectus dated November 14, 2012

$25,000,000 Common Shares

MIDWAY GOLD CORP.

We are offering              of our common shares (which we refer to as the “Offered Shares”) at a price of $             per Offered Share (which we refer to as the “Offering Price”) under this prospectus supplement and the accompanying base prospectus. The offering is made pursuant to an underwriting agreement (which we refer to as the “Underwriting Agreement”) dated             , 2014, between us, RBC Dominion Securities Inc. and Haywood Securities Inc. (which we refer to as the “Underwriters”) as more fully described under the section entitled “Underwriting” in this prospectus supplement.

Our common shares are listed and posted for trading on the Toronto Stock Exchange (which we refer to as the “TSX”) and the NYSE MKT LLC (which we refer to as the “NYSE MKT”) in each case under the symbol “MDW”. We have applied to the TSX and NYSE MKT for the listing of the Offered Shares. Listing of the Offered Shares will be subject to us fulfilling all the listing requirements of the TSX and NYSE MKT, respectively. On May 28, 2014, the closing sale price of our common shares on the TSX and NYSE MKT was Cdn$1.05 and $0.96 per share, respectively. The Offering Price of the Offered Shares was determined by arm’s length negotiation between us and the Underwriters with reference to the prevailing market price of our common shares.

Investing in the Offered Shares involves significant risks. You should carefully read the “Risk Factors” section beginning on page S-17 of this prospectus supplement and the “Risk Factors and Uncertainties” section beginning on page 5 of the accompanying base shelf prospectus dated November 14, 2012, and in the documents incorporated by reference herein and therein.

	Price to Public	Underwriters’ Fee (1)	Net Proceeds to the Company (2)(3)
Per Offered Share	$	$	$
Total(3)	$	$	$

(1)    We have agreed to pay to the Underwriters a fee of $            , representing             % of the aggregate gross proceeds of this Offering, or $             per Offered Share sold, reduced to             % or $             per Offered Share sold to, (i) holders of our Series A Preferred Shares (the “Series A Preferred Shareholders”) that participate in this Offering in connection with the Series A Preferred Shareholders’ right to participate in this Offering on a pro rata basis up their ownership interest in our Company (the “President’s List Investors”). See “Underwriting” and “Rights of Series A Shareholders in this Offering”.

(2)    After deducting the Underwriters’ fee, but before deducting the expenses of this Offering, which are estimated at $

(3)    Assuming this Offering is fully subscribed and that no Offered Shares are sold to the President’s List Investors.

We have granted to the Underwriters an option (which we refer to as the “Over-Allotment Option”), exercisable at any time until             p.m. (Vancouver time) on the             th day following the Closing Date, to purchase an additional              Offered Shares (the “Additional Shares”) on the same terms as set forth above. If the Over-Allotment Option is exercised in full, excluding the number of Offered Shares purchased by the President’s List Investors, the total price to the public, the Underwriters’ fee and the net proceeds to us, before expenses of this Offering, will be $            , $             and $            , provided that any Underwriters’ fee payable in receipt of Additional Shares issued to the President’s List Investors shall be reduced to             % of the gross proceeds with respect to the issuance of Additional Shares to the President’s List Investors. See “Underwriting”. A purchaser who acquires our common shares forming part of the Underwriters’ over-allocation position, if applicable, acquires those common shares under this prospectus supplement, regardless of whether the Underwriters’ over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. Our common shares that may be issued on the exercise of the Over-Allotment Option are also registered for distribution under this prospectus supplement.

The Underwriters may offer the Offered Shares at a price lower than the price indicated above. See “Underwriting”.

The Offered Shares are being offered in Canada by the Underwriters and in the United States by those Underwriters and members of the selling group that are U.S. registered broker-dealers.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. One or more certificates representing the Offered Shares will be issued in registered or electronic form to Clearing and Depository Services Inc. (which we refer to as “CDS”) or nominees thereof and deposited with CDS on the date of the closing of this Offering, (which we refer to as the “Closing Date”), which is expected to occur on or about             , 2014, or such other date as may be agreed upon by us and the Underwriters, acting reasonably. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.

Neither the Securities and Exchange Commission nor an state securities commission has not approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

RBC Capital Markets	Haywood Securities (USA) Inc.

The date of this prospectus supplement is                     , 2014

PROSPECTUS SUPPLEMENT

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-2

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	S-5

FINANCIAL INFORMATION AND CURRENCY	S-5

PROSPECTUS SUPPLEMENT SUMMARY	S-6

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	5

S-i

INTERESTS OF NAMED EXPERTS AND COUNSEL	25

TRANSFER AGENT AND REGISTRAR	25

LEGAL MATTERS	26

EXPERTS	26

WHERE YOU CAN FIND MORE INFORMATION	26

S-ii

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Offered Shares being offered and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying base prospectus, which gives more general information, some of which may not be applicable to this Offering. This prospectus supplement is deemed to be incorporated by reference into the accompanying base prospectus solely for purposes of this Offering.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus relating to this Offering. We have not and the Underwriters have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell the Offered Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus, and any free writing prospectus is accurate as of any date other than the date of the document in which such information appears. Our business, financial condition, results of operations and prospects may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the accompanying base prospectus and information incorporated by reference herein and therein. To the extent that any statement made in this prospectus supplement or any free writing prospectus (unless otherwise specifically indicated therein) differs from those in the accompanying base prospectus, the statements made in the accompanying base prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made by this prospectus supplement or any free writing prospectus.

This prospectus supplement relates to a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (which we refer to as the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings. You should read this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by us together with the information described under the sections entitled, “Where to Find Additional Information” and “Documents Incorporated by Reference” in this prospectus supplement and under the sections entitled, “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying base prospectus, and any additional information you may need to make your investment decision. We have also filed a prospectus supplement and a short form base shelf prospectus with the securities regulatory authorities in the provinces of British Columbia, Alberta and Ontario, Canada, (which Canadian-filed prospectus supplement and short form base shelf prospectus we refer to as the “Canadian Prospectus”). The securities qualified under the Canadian Prospectus may be offered and sold in each of the provinces of British Columbia, Alberta and Ontario, Canada, subject to any applicable securities laws.

Prospective investors should be aware that the acquisition of the Offered Shares described herein may have tax consequences in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Investors should read the tax discussion in this prospectus supplement under the caption “Material U.S. Federal Tax Consequences to U.S. Holders” and should consult their own tax advisor with respect to their own particular circumstances.

We are incorporated under the laws of the Province of British Columbia, Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the laws of the United States. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Midway,” “we” or “us” includes Midway Gold Corp. and each of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

•	the establishment and estimates of mineral reserves and resources;
•	the grade of mineral reserves and resources;
•	anticipated expenditures and costs in our operations;
•	planned exploration activities and the anticipated outcome of such exploration activities;
•	planned construction activities on our Pan Project;
•	plans and anticipated timing for obtaining permits and licenses for our properties;
•	anticipated closure costs;
•	expected future financing and its anticipated outcome;
•	anticipated liquidity to meet expected operating costs and capital requirements;
•	estimates of environmental liabilities;
•

our ability to obtain financing to fund our estimated expenditure and capital requirements, including achieving Financial Close (as defined herein), and satisfying other required conditions precedent to draw on the Loan Facility (as defined herein);

•	factors expected to impact our results of operations; and
•	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our lack of operating history, which leaves investors with no basis to evaluate our ability to operate profitably;
•	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
•	risks related to the impact of increased costs on our financial condition;
•	risks related to the high degree of risk and the possibility of uninsured losses due to the nature of mineral exploration and production activities;
•	risks related to our lack of historical production from our mineral properties;
•	uncertainty and risks related to delays in construction on our Pan Project (as defined herein);
•

uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations and our properties yielding less mineral production under actual conditions than currently estimated;

•

uncertainty and risks related to any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital;

•	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;
•	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
•	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;
•	risks related to our Tonopah property being in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or development activities;
•	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
•	risks related to our lack of insurance for certain high-risk activities;
•	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
•	risks related to government regulations that could affect our operations and costs;
•	risks related to environmental regulations that may increase our costs of doing business or restrict our operations;
•	uncertainty and risks related to proposed legislation that may significantly affect the mining industry;
•	uncertainty and risks related to the proposed expansion of the Duckwater Shoshone Tribe’s Reservation could impact our Gold Rock site and permitting;
•	uncertainty and risks related to pending legislation governing issues involving climate change;
•	uncertainty and risks related to the timing of the review, approval and recommendation of our annual budgets and work plans by our Budget/Work Plan Committee to our board of directors;
•	uncertainty and risks related to evolving corporate governance standards and public disclosure regulations that increase compliance costs and the risk of non-compliance;
•	risks related to land reclamation requirements on our properties;
•	risks related to competition in the mining industry and the need for additional capital;
•	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
•	risks related to our possible entry into joint venture and option agreements on our properties;
•	risks related to our directors and officers having conflicts of interest;
•	risks related to the enforcement of judgments or an investor’s ability to bring actions outside the United States against us and certain of our directors;
•	uncertainty and risks related to currency fluctuations;
•	uncertainty and risks related to title to our properties and our properties being subject to litigation or other claims;
•	uncertainty and risks related to the substantial corporate governance rights of the Series A Preferred Shareholders;
•	risks related to unsolicited acquisition proposals that may distract our management’s attention and resources from our business operations;
•	risks related to our securities;
•	risks related to our status as a passive foreign investment company which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors;
•	risks related to the Loan Facility (as defined herein);
•	risks related to the listing criteria of the TSX and NYSE MKT; and
•	risks related to this Offering, including the risk that an investor may lose all of his or her investment.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section entitled “Risk Factors” in this prospectus supplement, the section entitled “Risk Factors and Uncertainties” in the accompanying base prospectus and the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 12, 2014 (which we refer to as the “Form 10-K”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (which we refer to as “NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (which we refer to as “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (which we refer to as “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in the prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

FINANCIAL INFORMATION AND CURRENCY

Our financial information contained in the documents incorporated by reference in this prospectus supplement and in the accompanying base prospectus is presented in accordance with generally accepted accounting principles (which we refer to as “GAAP”) in the United States. Our financial information contained in the documents incorporated by reference is presented in Canadian dollars, unless otherwise indicated.

References in this prospectus supplement to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”. On May 28, 2014, the closing exchange rate for a Canadian dollar in terms of the United States dollar, as quoted by the Bank of Canada, was Cdn$1.00 = $0.9195.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about us and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents that we incorporate herein and therein by reference before making a decision about whether to invest in the Offered Shares.

The Company

We are a development stage company engaged in the acquisition, exploration, and development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington. Our Pan gold project (which we refer to as the “Pan Project”) is in the development stage and currently under construction, which is expected to allow us to transition from a development stage company to a gold production company. The Gold Rock Tonopah and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization. The Spring Valley property has become subject to a joint venture agreement with Barrick Gold Exploration Inc.

We have completed our technical, engineering, permitting and economic studies on our Pan Project. Construction officially began on January 15, 2014.

We do not currently produce gold and do not currently generate operating earnings. Through 2013, funding to explore and develop our gold properties and to operate the Company has been through equity and debt financings. We expect to continue to raise capital through additional equity and/or debt financings and through the exercise of stock options until we are able to generate earnings through operations.

Our registered office in Canada is located at 1000 – 840 Howe Street, Vancouver, British Colombia V6Z 2M1. Our principal executive and head office in the United States is located at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A. and our telephone number is (720) 979-0900.

Recent Developments

CBA Loan Facility

On May 22, 2014, we entered into a letter of commitment (which we refer to as “Commitment Letter”) with Commonwealth Bank of Australia (“CBA”) whereby CBA will serve as the sole administrative agent, the sole mandated lead arranger and the collateral agent in connection with an aggregate $55 million senior secured credit facility consisting of, (i) a $45 million project finance facility (which we refer to as “Project Finance Facility”) and (ii) a $10 million cost overrun facility (which we refer to as “Overrun Facility” and which together with the Project Finance Facility is collectively referred to herein as, the “Loan Facility”). The Loan Facility is for the development of our 100%-owned Pan Project. Advances under the Project Finance Facility will bear interest at LIBOR plus 3.5% to 3.75%, and advances under the cost Overrun Facility will bear interest at the Project Finance Facility rate plus 2%.

The Loan Facility will initially be secured by substantially all of our assets until the Pan Project reaches economic completion and certain other conditions are met and, thereafter, secured by the assets of MDW Pan LLP, which consists solely of the Pan Project, and guarantees from us and certain of our subsidiaries. The closing of the transactions required to establish the Loan Facility (which we refer to as “Financial Close”) is subject to, but not limited to, completion of loan and security documentation, funding our remaining financial contribution to the Pan Project and customary conditions precedent to Financial Close. Financial Close is expected to occur by the end of June 2014.

Conditions precedent to draw on the Project Finance Facility, include, but are not limited to, funding any expected cost overruns on the Pan Project and the establishment of an un-margined hedging program through CBA, which provides downside protection for the Company’s debt. This program will cover a period of less than two years commencing approximately six months after the planned start of production and is expected to comprise an estimated 11% of the Pan Project’s anticipated life-of-mine production based on the current reserve base, and a spot gold price of approximately $1,300/oz.

There can be no assurances that, (i) the conditions precedent to Financial Close will be met or (ii) we will enter into any definitive agreements with respect to the Loan Facility. Assuming Financial Close occurs, our ability to draw on the Loan Facility is contingent upon additional conditions precedent, including, but not limited to, funding any expected cost overruns on the Pan Project and execution of the required hedge contracts.

Our ability to receive distributions from the Pan Project for corporate general and administrative expenses, and other non-Pan expenditures is contingent upon satisfying certain conditions precedent and achieving various economic completion tests relating to, but not limited to, mine production, recoveries, sales, costs and sustainability over a three-month period. Economic completion must be achieved by September 30, 2015. There can be no assurance that we will ever achieve economic completion.

The foregoing description of the Loan Facility is qualified in its entirety by any definitive agreement that we may enter into by and between our Company and CBA, if any. There can be no assurance that we will enter into any definitive agreements with respect to the Loan Facility, that Financial Close will occur, or that if Financial Close occurs that we will be able to draw on the Loan Facility. See “Risk Factors – Risks Related to the Loan Facility” below.

Selection of Ledcor as Mining Contractor for Pan Project

On May 19, 2014, we selected Ledcor CMI, Inc. (which we refer to as “Ledcor”) as the mining contractor at the Pan Project. Ledcor agreed, among other things, that during the early years of operation, Ledcor will provide all mining-related services, including manpower and equipment for the Pan Project. The term of the agreement between our Company and Ledcor extends for five years. Ledcor will be responsible for drilling, blasting, loading and hauling ore to the leach pad for processing by our Company.

Series A Preferred Shareholder Consent Fee and Participation Right

On May 14, 2014, we obtained the consent of the Series A Preferred Shareholders with respect to the issuance of common shares in connection with this Offering. Pursuant to the rights granted to the Series A Preferred Shareholders, we agreed to seek the consent of the Preferred Governance Majority in the event we offer common shares at a price less than $1.85 per share. As consideration for obtaining the consent of the Series A Preferred Shareholders and to compensate the Series A Preferred Shareholders for the dilution that they will suffer as a result of this Offering, we agreed to issue              common shares to the Series A Preferred Shareholders (the “Fee Shares”) in an aggregate amount equal to $             (the “Consent Fee”), at a price equal to this Offering price per Offered Share. The Consent Fee was negotiated at arm’s length by the members of a special committee of our independent directors (the “Special Committee”). The Fee Shares shall be issued on closing of this Offering pro rata to the Series A Preferred Shareholders based on their percentage holdings of Series A Preferred Shares. For greater certainty, the Fee Shares shall not comprise part of this Offering. See, “Rights of Series A Preferred Shareholders in this Offering,” below for additional information. The Special Committee, after considering the advice of its financial and legal advisors, unanimously recommended to the Company’s board of directors the payment of the Consent Fee and the issuance of the Fee Shares. Messrs. Martin Hale and Nathaniel Klein were not members of the Special Committee.

In addition to the Consent Fee, we granted the Series A Preferred Shareholders customary participation rights to participate in this Offering on a pro rata basis based on their fully-diluted ownership percentage in Midway. As of the date of this Prospectus Supplement, we had 134,102,646 common shares and 37,837,838 Series A Preferred Shares issued and outstanding. The Series A Preferred Shareholders collectively held 37,837,838 Series A Preferred Shares (convertible into 37,837,838 common shares) and 11,161,158 common shares or 28.51% of our common shares on a diluted basis. Accordingly, the Series A Preferred Shareholders are entitled to purchase              Offered Shares under these participation rights. The Series A Preferred Shareholders who acquire Offered Shares pursuant to this participation right under the Offering are referred to herein as President’s List Investors. The Underwriters’ fee payable in respect of Offered Shares issued to President’s List Investors shall be reduced by             % of the gross proceeds from such shares. See “Rights of Series A Preferred Shareholders in this Offering” below for additional information.

Pan Project

The Pan project is a sediment-hosted gold deposit located along the prolific Battle Mountain/Eureka gold trend. Gold mineralization occurs in shallow oxide deposits, along a two-mile strike length of a faulted anticline. We have targeted this project for development of an open pit, heap leach mining operation. The NEPA portion of the permitting is complete and initial mine construction is underway. Production is planned for late 2014 depending on obtaining adequate financing.

Property Description and Ownership

The Pan property is located at the northern end of the Pancake mountain range in western White Pine County, Nevada, approximately 22 miles southeast of Eureka, Nevada, and 50 miles west of Ely, Nevada. Access is via a dirt road running south from US Highway 50. Eureka has a population of about 2,000. Water is readily available from wells on the property. Construction is underway to extend power lines to the property.

We have controlled the property since April 2007 through direct ownership of unpatented lode mining claims administered by the Bureau of Land Management (which we refer to as the “BLM”) and through mining leases. Our land position encompasses a gross area of approximately 9,794.5 acres containing federal lode mining claims.

We acquired our interest in a January 7, 2003 mineral lease agreement with Nevada Royalty Corp., Inc (which we refer to as “NRC”) as a result of its acquisition of Pan-Nevada Gold Corporation on April 13, 2007. On or before January 5th of each year we must pay an advance minimum royalty of the greater of $60,000 or the US dollar equivalent of 174 ounces of gold valued by the average of the London afternoon fixing price for the third calendar quarter preceding January 1 of the year in which the payment is due. On January 1, 2013 we paid Cdn$283,194 ($287,448) in royalties. On January 2, 2014 we paid Cdn$245,768 ($231,072). The minimum advance royalties will be creditable against a sliding scale production royalty of between 2.5% and 4%. We must incur a minimum of $65,000 a year of work expenditures, including claim maintenance fees, during the term of the mining lease.

We have staked additional claims adjacent to the Pan property, some of which fall within the one mile area of interest of the NRC mining lease and will be subject to the production royalty to NRC. We have staked additional claims around the project, increasing the total land holdings to over 16 square miles. Our land position containing federal lode mining claims, placer mining claims and patented fee properties encompasses a gross area of approximately 10,372.6 acres.

Geology

The Pan Project is a sediment-hosted gold deposit on the prolific Battle Mountain-Eureka gold trend in Nevada. It is an oxide deposit exposed on the surface. Host rocks are Devonian-Mississippian marine siltstone and limestone of the Pilot Formation and the Devils Gate Formation. Breccias developed along the Pan fault are the primary host of gold mineralization. Argillic alteration and silicification are the dominant alteration types associated with gold. At North Pan, gold mineralization is primarily hosted by silicified breccia in the Pilot Formation. At South Pan, gold occurs primarily in argillic altered breccia in the Devils Gate Formation. Gold occurs as stratabound mineralization outside of the breccias particularly in the Wendy zone adjacent to South Pan.

Exploration and Development

A trial blast provided material for large column tests to evaluate the potential for Run of Mine leaching at South Pan. Test result showed that ROM is a viable option at South Pan. Our engineers have been optimizing mine plans and re-evaluating operating and capital costs for the project. The NEPA permitting process was completed with a Record of Decision for the Final Environmental Impact Statement issued on Dec 20, 2013. We also received confirmation from the U.S. Army Corps of Engineers that no surface waters are present at the project that would fall under the jurisdiction of Sections 401 and 404 of the Federal Clean Water Act. We received our Water Pollution Control Permit and our Air Quality Operating Permit to Construct. Construction began with a ground breaking in January 2014. A construction management contract has been awarded to Jacobs Engineering.

Mineral Resources

In October 2011, we reported an updated resource estimate for the Pan Project based on results from 2011 drilling received up to the date of the resource estimate. The updated Measured and Indicated mineral resource estimate exceeds one million ounces of gold. The 1.13 million ounces of gold are contained in 37 million tonnes of 0.49 grams per tonne (gpt) gold in the Measured category and 43 million tonnes of 0.40 gpt gold in the Indicated category using a 0.14 gpt gold cutoff grade. The updated resource was prepared by Gustavson Associates LLC. The mineral resources are summarized below. For further information please see the report entitled “NI 43-101 Updated Mineral Resource Estimate for the Pan Project, White Pine County, Nevada, dated November 1, 2011,” which is available under the Company’s profile at www.sedar.com. The report was prepared to the standards of National Instrument 43-101 and was filed on SEDAR on November 2, 2011.

Updated Resource Estimate, Pan Project, Nevada

Measured Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	27,352,000	0.59	520,000
0.21	30,857,000	0.55	547,000
0.14	36,920,000	0.49	579,000
0.07	50,924,000	0.38	622,000

Indicated Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	27,126,000	0.52	453,000
0.21	32,652,000	0.47	495,000
0.14	43,118,000	0.40	551,000
0.07	73,925,000	0.27	645,000

Measured Plus Indicated Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	54,478,000	0.56	974,000
0.21	63,509,000	0.51	1,042,000
0.14	80,037,000	0.44	1,130,000
0.07	124,849,000	0.32	1,268,000

Inferred Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	1,771,000	0.58	33,000
0.21	2,229,000	0.51	37,000
0.14	3,928,000	0.36	45,000
0.07	9,693,000	0.20	63,000

Note: The tonnage and total ounces of gold were determined from the statistical block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to the effect of rounding.

On November 15, 2011, we announced completion of a Feasibility Study showing robust economics for the Pan Project. Mineral Reserves were based upon a design pit using Lerchs Grossmann generated pit surfaces that maximize revenue based on a $1,200 per ounce three-year trailing average price of gold. Cutoff grades of 0.21 gpt in the South pit and 0.27 gpt in the North & Central pits produced the project’s highest NPV. For further information, please see the report entitled “NI 43-101 Technical Report Feasibility Study for the Pan Project, White Pine County, Nevada, dated November 15, 2011,” which is available under our profile at www.sedar.com. The feasibility Study was prepared to the standards of National Instrument 43-101 and was filed on SEDAR on December 21, 2011. An updated report entitled “Updated NI 43-101 Technical Report, Feasibility Study for the Pan Project, White Pine County, Nevada” dated November 29, 2012 was filed to clarify responsibilities of the Qualified Persons. This updated report made no changes in the feasibility study numbers.

Table 2: Total Pan Mineral Reserves, November 2011

Pit Area	Cutoff Grade (grams/tonne)	Metric Tonnes (x 1000)	Gold Grade (grams/tonne)	Ounces Gold (x 1000)

Proven
North & Central	0.27	13,085	0.60	251
South	0.21	12,160	0.61	236
All Pits		25,245	0.60	487

Probable
North & Central	0.27	10,994	0.50	178
South	0.21	12,073	0.51	199
All Pits		23,067	0.51	377

Proven plus Probable
North & Central	0.27	24,078	0.55	429
South	0.21	24,233	0.56	435
All Pits		48,311	0.56	864

Note: The tonnage and total ounces of gold were determined from the statistical block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to the effect of rounding. See “Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates” above.

Mining and Production

The Pan gold deposit contains near-surface mineralization that can be extracted using open pit mining methods. Results from mineral extraction tests indicate that the ore can be processed by conventional heap leaching methods. Ore from the South Pan pit will be processed ROM, while ore from the North Pan pit will be crushed before being placed on the leach pad. Pregnant solutions will be treated in an adsorption/desorption recovery (ADR) plant.

Operating Costs from Feasibility Study

Description	U.S.$ Per ton of ore	U.S.$ Per oz of gold
Mining	2.78	227.97
Processing	2.58	211.82
G&A	0.37	30.49
Production Taxes	0.52	42.99
Contingency – 10%	0.29	23.51

Total Operating Cost	$6.54	$536.78

Initial Capital Costs from Feasibility Study (in millions)

Description	U.S.$
Construction and owner’s capital	$ 84.2
Contingency (5%)	6.8
Working capital and inventory	8.2

Total	$ 99.2

The Feasibility Study was prepared to the standards of NI 43-101. The open pit mineral reserves and resources were completed by Gustavson, with Terre Lane and Donald E. Hulse acting as the qualified persons. An updated report entitled “Updated NI 43-101 Technical Report, Feasibility Study for the Pan Project, White Pine County, Nevada” dated November 29, 2012 was filed to clarify responsibilities of the Qualified Persons. This updated report made no changes in the feasibility study numbers.

Gold Rock Project

Gold Rock is a sediment-hosted gold deposit located along the prolific Battle Mountain/Eureka gold trend 8 miles from the Pan Project. The property includes the Easy Junior Mine, which reportedly produced approximately 2.9 million tons at a grade of 0.026 opt for 74,945 ounces of gold by 1994. Additional drilling was completed in 2013 to expand the resource. Surface work was completed to identify additional exploration targets on the property.

Location and Means of Access

The Gold Rock property is situated in the eastern Pancake Range in western White Pine County, Nevada. The property is 8 miles southeast of the Company’s Pan Project. Access is via the Green Springs road from US Highway 50 approximately 65 miles from Ely, Nevada. Water for exploration purposes is available from wells in the region under temporary grant of water rights. It is anticipated that power will be available from the line being extended to serve the nearby Pan gold Project.

Geology

Gold Rock is a sediment-hosted gold system in highly prospective host rocks within a 20 square mile land position along the Battle Mountain-Eureka gold trend. Gold was mined at the Easy Junior pit from siltstone and limestone of the Joanna and Chainman Formations. Additional gold anomalies occur in the Pilot and Devils Gate Formations, the same host rocks as found at the nearby Pan Project. These potential host rocks are exposed along

6 miles of strike length and may have been repeated by east verging thrust faulting. Exposures in the Easy Junior pit show mineralization associated with the crest of a tight anticline cut by a high angle reverse fault. Gold is associated with silicification and argillic alteration of the host rocks along the structure. Historic drill data and geologic mapping suggests additional folds and thrust faulting around and along strike of the pit.

Exploration

The Easy Junior Mine, in the center of the Gold Rock property, reportedly produced 2.9 million tons of 0.026 opt gold (74,945 ounces gold contained) during operations by Alta Gold and the Alta Bay joint venture (Alta Gold-Echo Bay). The mine was shut down in 1994. A historic database of 794 holes containing 269,446 feet of drilling was acquired in 2008. Analysis of this drill data by us outlined a gold zone in the walls of the pit and along a strike extending south into the Decker Flat area. The gold zone is defined by 300 holes and extends for 9,200 feet along the strike of the Easy Junior anticline. This zone appears to be oxide, above the water table, and open in all directions.

Our exploration work has included drilling, data compilation and surface exploration. Data compilation has included historic drill hole data, rock and soil geochemical data, geologic mapping, and geophysical surveys generated by previous exploration companies. We have generated new geology and alteration mapping and additional rock and soil sampling. A gravity survey was conducted over the property position.

In 2008, we drilled 3,525 feet in 11 reverse circulation holes on the Anchor target at the south end of the property. The target was gold bearing Pilot shale. Five holes found strongly anomalous gold in the Pilot formation, a regionally favorable host rock. Several targets were not tested due to large voids in the rock above the targets. The drill rig in use at that time was not equipped to get past these areas. Follow up drilling is planned when appropriate equipment is available.

In 2011, we drilled 26,125 feet in 25 reverse circulation holes and 5,180 feet in 6 core holes to confirm the historic data, verify locations and grades, and test expansion potential. Initial results were positive; verifying the grade, width, and location of historic results in those areas drilled to date. A technical report was completed by Gustavson Associates, LLC to review geological and historical drill data prior to the 2011 drilling program. Historic drill results include 673 drill holes within and surrounding the Easy Junior open pit mine. Gustavson’s initial evaluation confirmed that Gold Rock contains a gold system that warrants additional exploration and evaluation. The lithology, alteration, and mineralization are similar to other sediment hosted Carlin-type systems such as Alligator Ridge, Bald Mountain, Rain, and our Pan Project, 8 miles to the northwest.

In 2012, we completed 38,950 feet of reverse circulation drilling and 5,361 feet of core drilling. Drill results include intercepts of 30 feet of 0.095 opt gold in GR12-02c including 10 feet of 0.266 opt gold. Drilling also intercepted 348 feet of 0.036 opt gold in GR12-17. Full results are reported in a press release dated January 7, 2013. An independent engineer, Gustavson Associates, LLC of Lakewood, Colorado (which we refer to as “Gustavson”) reviewed all drilling results to provide a resource update. The resource included an Indicated mineral resource of 310,000 ounces of gold and an Inferred mineral resource of 331,000 ounces. The Indicated mineral resource is contained in 12,968,000 tonnes at a grade of 0.74 grams per tonne (“gpt”) gold. The Inferred mineral resource is contained in 17,894,000 tonnes at a grade of 0.58 gpt gold. The resource includes results from 466 verified historic drill holes and 31 verification holes we drilled in 2011. The resource extends for 8,200 feet north and south from the historic Easy Junior open pit gold mine. See the report entitled “NI 43-101 Technical Report on Resources, Gold Rock Project, White Pine County, Nevada” dated April 10, 2012. An updated report “Updated NI 43-101 Technical Report on Resources Gold Rock Project, White Pine County, Nevada” dated November 29, 2012 was filed to clarify responsibilities of the Qualified Persons and to clarify language regarding capping, density, and cut-off values. This updated report made no changes to the resource estimate.

In 2014, a report entitled “NI 43-101 Technical Report Updated Mineral Resource Estimate for Gold Rock Project” dated May 27, 2014 was completed by Global Resource Engineering. The new resource estimate included an Indicated mineral resource of 469,000 ounces of gold, and an Inferred mineral resource of 536,000 ounces and a measured mineral resource of 44,000 ounces. The Indicated mineral resource is contained in 18,485,000 tonnes at a grade of 0.79 gpt gold. The Inferred mineral resource is contained in 24,303,000 tonnes at a grade of 0.69 gpt gold and the measured mineral resource is contained in 1,730,000 tonnes at a grade of 0.79 gpt gold.

Gold Rock Project Inferred and Indicated Mineral Resource*

Resource Estimate, Gold Rock Project, Nevada

	Inferred Resource			Indicated Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces	Tonnes	Grade (gpt)	Gold ounces
0.27	24,303,000	0.69	536,000	18,485,000	0.79	469,000

	Measured Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	1,730,000	0.79	44,000

* - Inferred mineral resources are estimated pursuant to Canadian industry standards. See “Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates” above.

2013 Exploration Program

A mine permit was submitted to the BLM and has been declared complete. Initial scoping public meetings have been completed and a Draft Environmental Impact Statement is currently underway. Exploration permit approval has been received for an expanded drill plan that will allow both in-fill and step-out drilling.

As at December 31, 2013, we have incurred total costs of Cdn$8,896,401 relating to the exploration of the Gold Rock project. We have budgeted approximately $1.7 million for 2014, principally for permitting related activities and land holding costs.

The Gold Rock project is without known reserves, as defined under SEC Industry Guide 7, and the proposed program for the property is exploratory in nature.

Further Information

Prospective purchasers of Offered Shares should read the description of our business under the section entitled “Summary – The Company” in the accompanying base prospectus and under the sections entitled “Item 1. Description of Business” and “Item 2. Description of Properties” in the Form 10-K, incorporated herein by reference, see “Documents Incorporated by Reference” below.

The Offering

The following is a brief summary of certain terms of this Offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of the Offered Shares. For a more complete description of our common shares, see the section entitled “Description of the Securities Distributed” in this prospectus supplement.

Offering:	Offered Shares

Amount:	$25,000,000

Price to the Public:	$ per Offered Share

Common Shares Outstanding(1):	Prior to this Offering: 134,102,646 common shares

After this Offering: common shares

Over-Allotment

We have granted the Underwriters an Over-Allotment Option, exercisable at any time until             p.m. (Vancouver time) on the             th day following the Closing Date, to purchase an additional              of our common shares (representing 11.5% of the Offered Shares under this Offering) to cover over-allotments, if any.

Underwriters’ Compensation:

We have agreed to pay to the Underwriters a commission of             % of the aggregate gross proceeds, or $             per Offered Share (which we refer to as “Underwriters’ Fee”). The Underwriters’ Fee with respect to the proceeds from Offered Shares sold to the President’s List Investors will be reduced to             % of the aggregate gross proceeds from sales of the Offered Shares to the President’s List Investors.

The Underwriters may appoint selling agents in the United States, which may be paid selling commissions not to exceed             % of the gross proceeds of this Offering in the United States. The commission paid to the US selling agents will be paid by the Underwriters from their commissions.

President’s List Investors

In connection with obtaining the Series A Preferred Shareholders’ consent with respect to this Offering, we offered the Series A Preferred Shareholders the right to participate in this Offering on a pro rata basis up to their ownership interest in our Company. See the section entitled “Rights of the Series A Shareholders in this Offering.” In addition to the Series A Preferred Shareholders, we may also include other purchasers to the President’s List Investors.

Use of Proceeds:

The net proceeds of this Offering will be used to advance our projects, to fund our general and administrative costs (including property maintenance fees) and for general working capital purposes. See the section entitled “Use of Proceeds.”

Risk Factors:

Investing in the Offered Shares involves risks that are described in the “Risk Factors” section beginning on page S-17 of this prospectus supplement and on page 4 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections of our annual reports on Form 10-K and our quarterly reports on Form 10-Q as filed with the SEC and Canadian securities authorities.

Tax Considerations:

Purchasing the Offered Shares may have tax consequences in the United States and Canada. This prospectus supplement and the accompanying base prospectus may not describe these consequences fully. Investors should read the tax discussion in this prospectus supplement and consult with their own tax advisor. See the sections entitled “Material U.S. Federal Tax Consequences to U.S. Holders” in this prospectus supplement.

Listing Symbol:	Our common shares are listed for trading on the TSX and NYSE MKT, in each case under the symbol “MDW.”

Notes:

(1)	These figures do not include:

•	8,412,499 common shares reserved for issuance pursuant to outstanding stock options, at prices ranging from Cdn$0.58 to Cdn$2.10

•	700,831 common shares reserved for issuance pursuant to outstanding stock options, at prices ranging from $0.80 to $1.11.

•	common shares to be issued pursuant to the Consent Fee to Series A Preferred Shareholders.

•	37,837,838 common shares issuable upon conversion of 37,837,838 outstanding Series A Preferred Shares that are convertible at any time by the holders thereof on a one for one basis.

•	10,212,412 common shares held in reserve and issuable upon the payment of in-kind dividends on the Series A Preferred Shares.

To the extent any options are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional common shares or securities exercisable for or convertible into common shares, there will be future dilution to new investors.

RISK FACTORS

Investing in the Offered Shares involves a high degree of risk. Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein before investing in the Offered Shares. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or those that are deemed immaterial, may also adversely affect our business, financial condition, cash flows, prospects and the price of our common shares.

The following is a short description of the risks and uncertainties which are more fully described under the section entitled “Risk Factors” in the Form 10-K for the year ended December 31, 2013 as filed with the SEC on March 12 2014 and incorporated by reference in this prospectus supplement (see the section entitled “Documents Incorporated by Reference” in this prospectus supplement) and under the section entitled “Risk Factors and Uncertainties” in the accompanying base prospectus:

•	We have no operating or production history, investors have no basis to evaluate our ability to operate profitably;

•	We have a history of losses and will require additional financing to fund exploration and, if warranted, development;

•	Increased costs could affect our financial condition;

•	The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses;

•	We have no history of producing metals from our mineral properties;

•	There may be delays in construction on our Pan Project;

•	The figures for our resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated;

•	Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital;

•	There are differences in U.S. and Canadian practices for reporting reserves and resources;

•	Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration;

•

We may encounter archaeological issues and claims relating to all our properties, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

•

Our Tonopah property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

•	Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition;

•	We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss;

•	We could incur substantial costs or disruptions to our business if we cannot obtain, renew or maintain the necessary authorizations and permits;

•	We are subject to significant governmental regulations, which affect our operations and costs of conducting our business;

•	Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations;

•	Legislation has been proposed that would significantly affect the mining industry;

•	Proposed Expansion of the Duckwater Shoshone Tribe’s Reservation could impact our Gold Rock Site and Permitting;

•	Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business;

•

Our Budget/Work Plan Committee requires unanimous approval of all members to recommend the board of directors approve annual budgets and work plans, which may adversely affect the timing and approval of our annual budgets and work plans;

•

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price;

•	Land reclamation requirements for our properties may be burdensome and expensive;

•	We face intense competition in the mining industry;

•	We will require additional capital to fund our business plan;

•	A shortage of equipment and supplies could adversely affect our ability to operate our business;

•	Joint ventures and other partnerships may expose us to risks;

•	Our directors and officers may have conflicts of interest as a result of their relationships with other companies;

•	It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors;

•	Our results of operations could be affected by currency fluctuations;

•	Title to our properties may be subject to other claims, which could affect our property rights and claims;

•	Our properties and operations may be subject to litigation or other claims;

•	The market for our common shares has been volatile in the past, and may be subject to fluctuations in the future;

•	Series A Preferred Shareholders have substantial governance rights;

•	Series A Preferred Shareholders have substantial rights and ranks senior to the rights of the holders of our common shares;

•

Series A Preferred Shareholders have certain redemption rights where they may provide redemption notice beginning on December 13, 2017 requiring that we redeem the Series A Preferred Shares within 30 days;

•	We may be subject to unsolicited acquisition proposals that may distract our management’s attention, time and resources from the operations of our business;

•	We have never paid dividends on our common shares; and

•	We are subject to the continued listing criteria of the NYSE MKT and the TSX and our failure to satisfy these criteria may result in delisting of our common shares.

Additional Risks Related to the Company and this Offering

We believe that we may be a “passive foreign investment company” for the current taxable year which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors.

We generally will be designated as a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. United States shareholders should be aware that we believe that we were classified as a PFIC during our tax year ended December 31, 2013, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years. If we are a PFIC for any taxable year during which a U.S. investor holds the Offered Shares, our status as a PFIC would likely result in materially adverse U.S. federal income tax consequences for such U.S. investor which are described under “Material U.S. Federal Tax Consequences to U.S. Holders.” The potential consequences include, but are not limited to, recharacterization of gain from the sale of the Offered Shares as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on the Offered Shares. Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC. One of these elections is the “qualified electing fund election” (which we refer to as a “QEF Election”) defined and discussed below under “Material U.S. Federal Tax Consequences to U.S. Holders.” We will make available to U.S. investors, upon their written request, timely and accurate information as to our status as a PFIC and the status as a PFIC of any subsidiary in which we own more than 50% of such subsidiary’s total aggregate voting power. Additionally, for each year in which we are a PFIC, upon written request of a U.S. investor, we will provide to a U.S. investor all information and documentation that a U.S. investor making a QEF Election with respect to the Company and such more than 50% owned Subsidiary PFICs (as that term is defined under “Material U.S. Federal Tax Consequences to U.S. Holders”) is required to obtain for U.S. federal income tax purposes. We may elect to provide such information on our website (www.midwaygold.com). This paragraph is qualified in its entirety by the discussion below under the heading “Material U.S. Federal Tax Consequences to U.S. Holders” The PFIC rules are extremely complex and a U.S. investor purchasing and/or holding the Company’s Offered Shares should consult a tax advisor regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Offered Shares.

Loss of Entire Investment

An investment in the Offered Shares is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Offered Shares.

Price Volatility

Securities markets have a high level of price volatility, and the stock prices of many companies have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to our financial performance or prospects include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. As a result of any of these factors, our stock price at any given point in time may not accurately reflect our long term value.

Use of Proceeds

We currently intend to allocate the net proceeds received from this Offering as described under “Use of Proceeds”. However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if management believes it would be in our best interests to do so. Furthermore, as at the date of hereof, we have no definitive plans for the expenditure of certain net proceeds of this Offering and there can be no assurance as to how such funds may be expended. Certain of the net proceeds of this Offering, including corporate general and administrative expenses and exploration/development expenses, are currently unallocated and as such may be expended at the discretion of management of the Company. In the event that the Over-Allotment Option is exercised, the additional proceeds will likely be allocated to corporate general and administrative expenses, however there are no definitive plans for the expenditure of these additional funds as of the date hereof. Accordingly, although such allocations are based on the current expectation of our management, there may be circumstances where, for business reasons, a reallocation of funds may be necessary, as may be determined at our discretion. Our shareholders may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business.

Need for Additional Financing

We may require additional financing in order to explore, develop and place the Pan Project and our other mineral properties into production and for working capital. Pursuant to the rights granted to the Series A Preferred Shareholders, we require the consent of the Preferred Governance Majority, currently HCP-MID, LLC, in the event we offer common shares or common share equivalents at a price less than $1.85 per share. These restrictions adversely affect our ability to raise capital through the issuance of equity.

There can be no assurance that we will be able to obtain necessary financing in a timely manner or on terms acceptable to us or, in certain circumstances, the Series A Preferred Shareholders, if at all. We currently have no revenues from operations and are currently wholly reliant upon external financing to fund all of our capital requirements. We anticipate that we may require additional financing from external sources to meet such requirements. If additional financing is raised through the issuance of our equity or convertible debt securities, the interests of our shareholders in our net assets may be diluted. Any failure by us to obtain required financing on acceptable terms could have a material adverse effect on our financial condition, results of operations and liquidity.

Increased Control of Series A Preferred Shareholders

We have granted the Series A Preferred Shareholders a consent fee, payable in common shares, in connection with this Offering and granted them participation rights to participate in the Offering based on their pro rata equity ownership interest in Midway Gold on an as converted basis. Assuming full exercise of the participation rights and payment of the consent fee, holders of Series A Preferred Shares and their affiliates will beneficially own              common shares or             % of our issued and outstanding common shares, assuming conversion of the Series A Preferred Shares. In addition, Series A Preferred Shareholders have corporate governance rights, liquidation preferences, dividend rights and other rights that adversely affect our ability to enter into corporate transactions, raise capital or other transactions without the consent of the Series A Preferred Shareholders or the Preferred Governance Majority.

Dilution

We anticipate that we will require additional funds in respect of the further exploration and development of our properties and working capital requirements. If we raise funds by issuing additional equity securities, especially at prices lower than the price of the Offered Shares offered under this prospectus supplement, such financing will dilute the equity interests of our current shareholders, including purchasers who acquire Offered Shares pursuant to this prospectus supplement.

Risks Related to the Loan Facility

We cannot assure you that we will be able to enter into the Loan Facility or, if we do, draw down any amounts thereunder.

We cannot assure you that we will be able to enter into the Loan Facility. We have received and executed the Commitment Letter with CBA with respect to a $55 million senior secured credit facility to fund development at our Pan Project. The Loan Facility is subject to a number of conditions, including the entry into definitive agreements. We cannot assure you that we will be able to obtain the Loan Facility or do so on terms described herein.

If we do enter into the Loan Facility, our ability to borrow funds under the Loan Facility will be subject to additional conditions precedent, including, but not limited to, funding of any expected cost overruns on the Pan Project and the execution of the required hedge contracts. To the extent that we are not able to satisfy these and other ongoing requirements, we may not be able to draw down any amounts or the full amount under the Loan Facility.

Our development operations at our Pan Project require substantial capital expenditures. The amounts we may be able to draw down under the Loan Facility, if any, may be insufficient to fund all of the planned development operations at our Pan Project.

Our development operations at our Pan Project require substantial capital expenditures. We make and expect to continue to make substantial capital expenditures in our business for the development of our other projects. To the extent we execute definitive agreements with respect to the Loan Facility and meet all of the conditions precedent to draw down the full amount under the Loan Facility, the amounts available to us under the Loan Facility may by insufficient to fund all of the planned development operations at our Pan Project. In addition, if the definitive agreements with respect to the Loan Facility restrict our ability to obtain additional financing as needed, the inability to obtain additional financing could result in a curtailment of our operations, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

The net proceeds to us from this Offering, after payment of the Underwriters’ Fee and deducting the expenses of this Offering (estimated to be $            ), will be $            . If the Over-Allotment Option is exercised in full, the net proceeds from this Offering will be approximately $             after deducting the Underwriter’s fee and the estimated expenses of the Offering.

The net proceeds of the Offering will be used to fund construction and working capital for the Pan Project, Gold Rock development and permitting, and general corporate purposes.

It is expected that the majority of the net proceeds of the Offering (approximately US$            ) will fund construction and working capital for the Pan Project. The remainder of the net proceeds of the Offering (estimated to be approximately US$            ) will be used for Gold Rock development and permitting, and for general working capital purposes. Any amounts for general working capital remain unallocated at this time and will be expended at the discretion of our management. The net proceeds from the exercise of the Over-Allotment Option, if any, will likely be applied to general working capital.

The actual amount that we spend in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those described in the “Risk Factors” section of this prospectus supplement.

Although our Company intends to use the net proceeds from the Offering for the purposes set forth above, we reserve the right to use such net proceeds for other purposes to the extent that circumstances, including unforeseen events, the outcome of further studies and results obtained from the Company’s mineral exploration and other sound business reasons, make such use necessary or prudent. See “Risk Factors”.

For the fiscal year ended December 31, 2013, our Company had negative operating cash flow as our Company was an exploration stage company and now, since the beginning of this year, is a development stage company and thus has no operating revenue; consequently, it will continue to have negative operating cash flow for the foreseeable future. Accordingly, the proceeds of the Offering will be used to fund the proposed expenditures as set out above and together with existing cash resources will be utilized to fund ongoing exploration activities.

UNDERWRITING

Pursuant to the Underwriting Agreement, we have agreed to sell and the Underwriters have agreed to purchase on the Closing Date, all but not less than              Offered Shares at a price of $             per Offered Share, payable in cash to us against delivery of such Offered Shares.

We have granted to the Underwriters the Over-Allotment Option exercisable in whole or in part, to purchase              Additional Shares on the same terms as set forth above for a period of 30 days from and including the Closing Date. If the Over-Allotment Option is exercised in full, excluding sales of the Offered Shares to the President’s List Investors, the total price to the public, the Underwriters’ Fee and the net proceeds to us, before expenses of this Offering, will be $            , $             and $            , respectively, provided that any Underwriters’ Fee payable in receipt of Additional Shares issued to the President’s List Investors shall be reduced to             % of the gross proceeds with respect to the issuance of Additional Shares to the President’s List Investors. A purchaser who acquires our common shares forming part of the Underwriters’ over-allocation position, if applicable, acquires our common shares under this prospectus supplement, regardless of whether the Underwriters’ over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. Our common shares that may be issued on the exercise of the Over-Allotment Option are also qualified for distribution under this prospectus supplement.

The obligations of the Underwriters under the Underwriting Agreement may be terminated upon the occurrence of certain stated events, including if there should occur an event or major financial occurrence, which in the reasonable opinion of the Underwriters severally adversely affects or will severally adverse the financial markets or the business of the Company. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any Offered Shares are purchased under the Underwriting Agreement.

The offering is being made concurrently in the United States and in the Canadian provinces of British Columbia, Alberta and Ontario pursuant to this prospectus supplement, the accompanying base prospectus and the Canadian Prospectus. The Offered Shares will be offered in Canada and the United States through the Underwriters. No securities will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by us and accepted by the Underwriters, subject to approval of certain legal matters, including the conditions contained in the Underwriting Agreement, such as receipt by the Underwriters of officers’ certificates and legal opinions. The Underwriting Agreement provides that the Underwriters’ obligation to purchase Offered Shares depends on the satisfaction of the conditions contained in the Underwriting Agreement including: (1) the representations and warranties made by us to the Underwriters are true; (2) there is no material change in our business; and (3) we deliver customary closing documents to the Underwriters.

The Offering Price for all investors in this Offering will be payable in United States dollars, unless the Underwriters otherwise agree. All of the proceeds of this Offering will be paid to us by the Underwriters in United States dollars.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. One or more certificates representing the Offered Shares will be issued in registered or electronic form to CDS or nominees thereof and deposited with CDS on the date of the Closing Date, but in any event, not later than             , 2014, (and on the closing of the exercise of the Over-Allotment Option, if applicable), or such other date as may be agreed upon by the Company and the Underwriters, acting reasonably. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased.

The Offering Price was determined based on arm’s length negotiations between the Company and the Lead Underwriter on behalf of the Underwriters with reference to the prevailing market price of the common shares.

We expect to deliver the Offered Shares on or about             , 2014, which would be the 10th business day after the date of pricing of this Offering, as agreed to by us and the Underwriters. Pursuant to Rule 15c6-1 under the United States Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Shares prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade Offered Shares prior to the delivery date should consult their own advisors.

Underwriters’ Fee and Expenses

We have agreed to pay a cash commission to the Underwriters in the amount equal to             % ($             per Offered Share sold) of the gross proceeds of the sale of the Offered Shares in consideration for services rendered (including for certainty, on any proceeds received in respect of the exercise of the Over-Allotment Option). With respect to the President’s List Investors, we have agreed to pay a cash commission to the Underwriters in the amount equal to             % ($             per Offered Share sold) of the gross proceeds of the sale of the Offered Shares to the President’s List Investors. See “Rights of Series A Preferred Shareholders in this Offering”. The aggregate commission payable to the Underwriters upon closing of this Offering will be $             (assuming no exercise of the Over-Allotment Option and assuming no sales to the President’s List Investors).

	Per Offered Share	Total
Public Offering Price	$	$
Underwriting commissions	$	$
Proceeds, before expenses, to us	$	$

The Underwriters propose to offer the Offered Shares initially at the Offering Price specified on the cover of this prospectus supplement. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to us.

We have also agreed to reimburse the Underwriters for the reasonable fees and expenses incurred by them in connection with this Offering subject to certain limitations.

Offering Expenses

The estimated offering expenses payable by us, in addition to the fee of $             due to the Underwriters and the fees of the Underwriters’ legal counsel up to a maximum of $            , are approximately $            , which includes legal and filing fees, printing costs, various other fees associated with qualifying the securities for sale in British Columbia, Alberta and Ontario, registering the securities in the United States, and listing the Offered Shares on the TSX and NYSE MKT. After deducting certain fees due to the Underwriters and our estimated offering expenses, we expect the net proceeds from this Offering to be approximately $            .

Indemnity and Contribution

We have agreed to indemnify the Underwriters, and certain related parties, against certain liabilities directly or indirectly, relating to, caused by, resulting from, arising out of or based upon, directly or indirectly, the Underwriters’ activities in connection with this Offering; provided however that we shall not be required to indemnify any such person for any losses, claims, damages, liabilities, costs and expenses which have resulted from gross negligence, wilful misconduct or bad faith of such persons.

Further Issue of Securities

We have also agreed with the Underwriters that we will not issue, announce any issue or agree to issue any of our securities, other than issuances: (a) any of our common shares issuable upon exercise of our options, or other derivative securities outstanding on the date of the Underwriting Agreement; (b) the Offered Shares pursuant to or in connection with this Offering and the Consent Fee; (c) under director or employee stock options or bonuses granted subsequently in accordance with regulatory approval; (d) any of our common shares issued or options to purchase our common shares granted pursuant to our existing stock option bonus or purchase plans referred to (including by way of incorporation by reference) in this prospectus supplement, during the period beginning on             , 2014 and ending      days after the Closing Date without the written agreement of the Underwriters, such agreement not to be unreasonably withheld.

Price Stabilization and Short Positions

Pursuant to policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase our common shares. The foregoing restriction is subject to certain exceptions for bids or purchases made through the facilities of the TSX, in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, including, (a) market stabilization or market balancing activities on the TSX where the bid for or purchase of securities is for the purpose of maintaining a fair and orderly market in the securities, subject to price limitations applicable to such bids or purchases, (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriters, or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period, and (c) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period.

Until the distribution of the Offered Shares is completed, SEC rules may limit the Underwriters from bidding for and purchasing our common shares. However, the Underwriters may over-allot or engage in transactions that stabilize, maintain or otherwise affect the market price of our common shares, such as bids or purchases to peg, fix or maintain that price in accordance with Regulation M under the Exchange Act.

If the Underwriters create a short position in our common shares in connection with this Offering, the Underwriters may reduce that short position by purchasing common shares in the open market. Purchases of common shares to stabilize the price may cause the price of the common shares to be higher than it might be in the absence of such purchases.

Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the Underwriters make any representation that the Underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Stock Exchange Listing

Our outstanding common shares are listed on the TSX and NYSE MKT. We have applied to list the Offered Shares on the TSX and NYSE MKT. Listing will be subject to us fulfilling all of the listing requirements of the TSX and NYSE MKT.

DESCRIPTION OF THE SECURITIES DISTRIBUTED

Offered Shares

The Offered Shares will have all of the characteristics, rights and restrictions of our common shares. We are authorized to issue an unlimited number of common shares, without par value, of which 134,102,646 are issued and outstanding as at the date of this prospectus supplement. There are options outstanding to purchase up to 9,264,997 common shares at exercise prices ranging from Cdn$0.58 to Cdn$2.10 and $0.80 to $1.11. There are 37,837,838 Series A Preferred Shares issued and outstanding. Each Series A Preferred Share is convertible into one common share. There are 10,212,412 common shares held in reserve and issuable upon the payment of in-kind dividends on the Series A Preferred Shares. Holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by our Board and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the common shares.

RIGHTS OF SERIES A PREFERRED SHAREHOLDERS IN THIS OFFERING

Consent Fee

On December 13, 2012, we closed a private placement (which we refer to as “Series A Private Placement”) of our Series A Preferred Shares pursuant to which we offered and sold 37,837,838 Series A Preferred Shares at a price of $1.85 per share for gross proceeds of $70,000,000. In connection with the Series A Private Placement, we amended our Articles and Notice of Articles (which we refer to as “Articles”) to designate certain rights and privileges of the Series A Preferred Shares. Pursuant to Section 26.2(3)(f)(1) of our Articles, we may not issue common shares in an equity financing for a per common share price of less than $1.85 per common share.

On May 14, 2014, we obtained the consent of the Series A Preferred Shareholders with respect to the issuance of the Offered Shares in connection with this Offering. As consideration for obtaining the consent of the Series A Preferred Shareholders and to compensate the Series A Preferred Shareholders for the dilution that they will suffer as a result of this Offering, we agreed to issue              Fee Shares for an aggregate amount equal to the Consent Fee of approximately $             million, at a deemed price per Fee Share equal to the Offering Price.

The Fee Shares represent the number of common shares necessary to restore the Series A Preferred Shareholders’ ownership interest in our Company to the level it would have been had the Offering Price in this Offering equaled $1.85 per common share. The Fee Shares we will issue to the Series A Preferred Shareholders is calculated as follows:

F = Fee Shares

CO = Current Outstanding Series A Preferred Shares

PO = Post-Offering fully-diluted common shares outstanding

PX = Post-Offering fully-diluted common shares outstanding assuming a per common share offering price of $1.85

F = CO * ((PO/PX) – 1))

The Fee Shares shall be issued on closing of this Offering pro rata to the Series A Preferred Shareholders based on their percentage holdings of Series A Preferred Shares. A special committee of the Company’s board of directors, after considering the advice of its financial and legal advisors, unanimously recommended to the Company’s board of directors the payment of the Consent Fee and the issuance of the Fee Shares. Messrs. Martin Hale and Nathaniel Klein were not members of the special committee.

Participation Right

In addition to the Consent Fee, we granted the Series A Preferred Shareholders customary participation rights to participate in this Offering on a pro-rata basis based on their fully-diluted ownership percentage in Midway Gold. As of the date of this prospectus supplement, we had 134,102,646 common shares and 37,837,838 Series A Preferred Shares issued and outstanding. The Series A Preferred Shareholders collectively held 37,837,838 shares of Series A Preferred Shares (convertible into 37,837,838 common shares) and 11,161,158 common shares or 28.51% of our common shares on a diluted basis. Accordingly, the Series A Preferred Shareholders are entitled to purchase              Offered Shares under these participation rights. The Series A Preferred Shareholders who acquired Offered Shares pursuant to this participation right under this Offering are referred to herein as President’s List Investors.

DIVIDEND POLICY

We have never declared or paid any dividends on our common shares. Our current intention is to retain our earnings, if any, to finance the growth and development of our business and we do not expect to pay dividends or to make any other distributions in the near future. Our Board will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant. In connection with our obligations to the Series A Preferred Shareholders, we are required to pay a quarterly dividend to the Series A Preferred Shareholders. As of the date of this prospectus supplement, we have paid a total of Cdn$7,698,597 in dividends, payable in common shares and cash, to the Series A Preferred Shareholders.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under “Prior Sales”, there have been no material changes in our share capitalization since December 31, 2013.

As a result of the issuance of the Offered Shares which may be distributed under this prospectus supplement, our share capital will increase by $             (or $             in the event of the exercise in full of the Over-Allotment Option) after deducting the Underwriters’ Fee and the estimated expenses of this Offering.

PRIOR SALES

In the 12 months prior to the date of this prospectus supplement, we have issued the following securities:

Date of Grant/Issuance	Price/Exercise Price per Security ($)	Number of Securities Issued
Common Shares:
7/2/2013	$1.02	1,166,930(1)
10/1/2013	$0.96	1,260,144(1)
12/20/2013	Cdn$0.56	37,500(2)
1/2/2014	$0.81	1,485,728(1)
1/3/2014	Cdn$0.56	200,000(2)
1/3/2014	Cdn$0.56	150,000(2)
1/6/2014	Cdn$0.56	200,000(2)
2/7/2014	Cdn$1.15	30,000(2)
4/1/2014	$1.05	1,121,046(1)
Options to purchase Common Shares:
8/5/2013	Cdn$0.96	150,000
10/4/2013	$0.95	25,000
11/25/2013	$0.88	12,000
12/5/2013	$0.80	200,000
12/17/2013	$0.80	12,000
1/6/2014	$0.80	26,575
1/20/2014	$1.03	16,675
3/25/2014	$1.11	250,000
5/12/2014	$0.85	4,953
5/12/2014	$0.85	3,628
Warrants to purchase Common Shares:
N/A	N/A	N/A

(1)	Issued to the Series A Preferred Shareholders in connection with the quarterly dividend payments we are required to make to the Series A Preferred Shareholders.

(2)	Issued pursuant to the exercise of an outstanding stock option.

PRICE RANGE AND TRADING VOLUMES

Our common shares are listed and posted for trading on the TSX and NYSE MKT under the symbol “MDW”. The following tables set forth the reported high, low and closing sale prices and the monthly volume of trading of our common shares during the twelve months preceding the date of this prospectus supplement.

	TSX (prices in Canadian dollars)				NYSE MKT (prices in U.S. dollars)
2013	High	Low	Close	Volume	High	Low	Close	Volume
January	1.44	1.30	1.30	204,000	1.50	1.28	1.30	7,075,600
February	1.37	1.09	1.15	112,600	1.36	1.07	1.11	5,823,700
March	1.30	1.08	1.22	155,200	1.30	1.05	1.22	7,089,700
April	1.22	0.89	0.98	346,900	1.23	0.87	0.94	7,926,200
May	1.17	0.88	1.11	285,100	1.14	0.86	1.08	11,342,500
June	1.25	0.93	0.96	168,200	1.23	0.87	0.94	9,584,700
July	1.15	0.96	1.08	125,200	1.11	0.91	1.04	4,991,300
August	1.25	0.96	1.07	126,600	1.20	0.93	1.02	4,634,600
September	1.21	0.95	1.00	157,600	1.12	0.91	0.95	4,165,300
October	1.10	0.86	0.98	161,300	1.03	0.90	0.94	5,530,200
November	1.10	0.86	1.05	83,000	0.99	0.86	0.90	4,260,900
December	0.96	0.76	0.87	256,100	0.90	0.72	0.81	8,204,500
2014	High	Low	Close	Volume	High	Low	Close	Volume
January	1.40	0.87	1.15	441,000	1.27	0.80	1.04	9,329,200
February	1.60	1.13	1.28	299,100	1.44	1.02	1.20	14,992,900
March	1.45	1.11	1.15	624,600	1.32	0.99	1.05	13,454,000
April	1.20	0.90	0.95	316,600	1.11	0.81	0.91	9,200,900
May(1-28)	1.16	0.85	1.05	342,000	1.07	0.80	0.96	8,687,000

The closing price of the common shares on the TSX and NYSE MKT on May 28, 2014 was Cdn$1.05 and $0.96, respectively.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus supplement. Information we file with the SEC after the date of this prospectus supplement will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus supplement. Copies of the documents incorporated by reference in this prospectus supplement may be obtained on written or oral request without charge from our Corporate Secretary at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A., telephone (720) 979-0900.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement until the termination of this Offering under this prospectus supplement.

a.

our annual report on Form 10-K, for the year ended December 31, 2013, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, together with the auditors’ report thereon and the auditors’ attestation report on internal control over financial reporting, and the related management’s discussion and analysis of financial conditions and results of operations for the year ended December 31, 2013, as filed with the SEC on March 12, 2014;

b.

our proxy statement on Schedule 14A, dated April 28, 2014, as amended on May 14, 2014, in connection with our June 18, 2014 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 12, 2014;

c.

our quarterly report on Form 10-Q, for the quarter ended March 31, 2014, which report contains our unaudited consolidated financial statements as at March 31, 2014 and for each of the three-month periods ended March 31, 2014 and 2013 and the cumulative period from inception (May 14, 1996) to March 31, 2014, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2014, as filed with the SEC on May 7, 2014;

d.	our Current Reports on Form 8-K filed with the SEC on December 13, 2012, April 22, 2014, May 16, 2014, May 21, 2014, May 27, 2014 and May 29, 2014; and

e.	the description of our common stock contained in our registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS

The following is a general summary of certain material U.S. federal income tax consequences applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Offered Shares acquired pursuant to this prospectus supplement.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (which we refer to as the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (which we refer to as the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax consequences described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Shares acquired pursuant to this Offering that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares. This summary also does not address the U.S. federal income tax consequences applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (which we refer to as the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Offered Shares in connection with carrying on a business in Canada; (d) persons whose Offered Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal tax purposes holds Offered Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

PFIC Rules

PFIC Status

If we were to constitute a PFIC for any year during a U.S. Holder’s holding period, then certain rules may potentially adversely affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Offered Shares. We believe that we were classified as a PFIC during the tax year ended December 31, 2013, and based on current business plans and financial expectations, we expect that we will be a PFIC for the current tax year and may be a PFIC in future tax years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, our PFIC status for the current year and future years cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or any of our subsidiaries) concerning our or our subsidiaries’ PFIC status. Each U.S. Holder should consult its own tax advisors regarding PFIC status and the PFIC status of any of our subsidiaries.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

We generally will be a PFIC if, for a tax year, (a) 75% or more of our gross income is passive income (which we refer to as the “ PFIC income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (which we refer to as the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (which we refer to as a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below under “Default PFIC Rules Under Section 1291 of the Code”, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Offered Shares are made.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC for any tax year during which a U.S. Holder owns Offered Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Offered Shares will depend on whether and when such U.S. Holder makes a QEF Election or makes a mark-to-market election under Section 1296 of the Code (which we refer to as a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any “excess distribution” received on the Offered Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Offered Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Offered Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Offered Shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Offered Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income and not eligible for certain preferred rates. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds Offered Shares, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Offered Shares were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) earnings and profits over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our earnings and profits that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Offered Shares in which we were a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the Offered Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Offered Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

We will make available to U.S. Holders, upon their written request, information as to our status as a PFIC and the status as a PFIC of any subsidiary in which we own more than 50% of such subsidiary’s total aggregate voting power. Additionally, for each year in which we are a PFIC, upon written request of a U.S. Holder, we will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect us and such more than 50% owned Subsidiary PFICs is required to obtain for U.S. federal income tax purposes. We may elect to provide such information on our website (www.midwaygold.com). With respect to any Subsidiary PFIC in which the we own 50% or less of the aggregate voting power, upon the written request of a U.S. Holder acquiring Offered Shares, we will request that such Subsidiary PFIC provide such U.S. Holder with the information that such U.S. Holder requires to report under the QEF rules; provided, however, we can provide no assurances that such Subsidiary PFIC will provide such information.

A U.S. Holder makes a QEF Election by properly completing and attaching an IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Offered Shares are marketable stock. The Offered Shares generally will be “marketable stock” if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Offered Shares are “regularly traded” as described in the preceding sentence, the Offered Shares are expected to be marketable stock. However, each U.S. Holder should consult its own tax advisor in this regard. We believe that the Offered Shares were “regularly traded” in the first calendar quarter of 2014 and expect that the Offered Shares will be “regularly traded” in the current calendar quarter. However, there can be no assurance that the Offered Shares will be “regularly traded” in subsequent calendar quarters. Each U.S. Holder should consult its own tax advisor in this regard.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Offered Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Offered Shares in which we are a PFIC or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to dispositions of, and certain distributions on, the Offered Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Offered Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Offered Shares, over (b) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by properly completing and attaching an IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

Ownership and Disposition of Offered Shares

The following discussion describes the general rules applicable to ownership and disposition of the Offered Shares but is subject to the special rules described above under the heading “PFIC Rules.”

Distributions on Offered Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if we are a PFIC for the year of such distribution or the preceding year. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares. (See “Sale or Other Taxable Disposition of Offered Shares” below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to the Offered Shares will constitute ordinary dividend income. Dividends received on Offered Shares by corporate U.S. Holders generally will not be eligible for the dividends received deduction. Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

Upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder’s tax basis in such Offered Shares sold or otherwise disposed of. A U.S. Holder’s tax basis in Offered Shares generally will be such holder’s U.S. dollar cost for such Offered Shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Offered Shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Consequences

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Offered Shares, and net gains from the disposition of the Offered Shares. Further, excess distributions treated as dividends, gains treated as excess distributions, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of Offered Shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the Offered Shares excluding QEF basis adjustments.

Alternatively, a U.S. Holder may make an election, which will be effective with respect to all interests in controlled foreign corporations and QEFs held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Offered Shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Offered Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency received upon the sale, exchange or other taxable disposition of the Offered Shares. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s foreign source taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source. Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. The amount of a distribution with respect to the Offered Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in excess (and potentially unusable) foreign tax credits allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Offered Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

INTEREST OF EXPERTS

As at the date hereof, the partners and associates of Miller Thomson LLP, as a group, own, directly or indirectly, less than 1% of our common shares. As at the date hereof, the partners and associates of Blake, Cassels & Graydon LLP, as a group, own, directly or indirectly, less than 1% of our common shares. Our auditors, KPMG LLP, Chartered Accountants, have advised that they are independent with respect to the Company under all relevant rules of the SEC. None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

None of Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Jennifer J. Brown, Deepak Malhotra, Thom Seal, Resource Development Inc., Snowden Mining Industry Consultants and Global Resource Engineering, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

LEGAL MATTERS

The validity of the Offered Shares offered hereby will be passed upon for us by Miller Thomson LLP. Certain legal matters relating to this Offering of the Offered Shares will be passed upon on our behalf by Miller Thomson LLP, Vancouver, British Columbia, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, Denver, Colorado, with respect to U.S. legal matters, and on behalf of the Underwriters by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters and Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates with respect to U.S. legal matters.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

MIDWAY GOLD CORP.

$90,000,000

Common Shares

Warrants

Units

Midway Gold Corp. may offer and sell, from time to time, up to $90,000,000 aggregate initial offering price of the Company’s common shares, without par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”), or any combination thereof (which we refer to as “Units”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”). The Company may also offer under this Prospectus any Common Shares issuable upon the exercise of Warrants. Collectively, the Common Shares, Warrants, Common Shares issuable upon exercise of the Warrants, and Units are referred to as the “Securities”.

This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement. This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE MKT and on the TSX Venture Exchange under the symbol “MDW”. On November 14, 2012, the last reported sale price of the Common Shares on the NYSE MKT was $1.31 per Common Share and on the TSX Venture Exchange was Cdn$1.31 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors and Uncertainties”.

Investing in the Securities involves risks. See “Risk Factors and Uncertainties” on page 5.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 14, 2012.

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $90,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iii) in the case of Units, the designation, number and terms of the Common Shares or Warrants comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein and therein by reference under “Documents Incorporated by Reference”, any free writing prospectus and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Midway”, “Company” “we”, “us” or “our” refer to Midway Gold Corp., either alone or together with its subsidiaries as the context requires.

SUMMARY

The Company

Midway Gold Corp. was incorporated under the Company Act (British Columbia) on May 14, 1996, under the name Neary Resources Corporation. On October 8, 1999, Midway changed its name to Red Emerald Resource Corp. On July 10, 2002, it changed its name to Midway Gold Corp. Midway became a reporting issuer in the Province of British Columbia upon the issuance of a receipt for a prospectus on May 16, 1997. Our common shares were listed on the Vancouver Stock Exchange (a predecessor of the TSX Venture Exchange) on May 29, 1997. On July 1, 2001, Midway became a reporting issuer in the Province of Alberta pursuant to Alberta BOR#51-501. Our common shares are currently listed on the NYSE MKT and Tier 1 of the TSX.V under the symbol “MDW.”

We are a development stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington. The Tonopah (formerly referred to as “Midway”), Spring Valley, Gold Rock and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Thunder Mountain project is an earlier stage gold and silver exploration project. Our Pan project is in the development stage. We are working towards transitioning from a development stage company to a gold production company with plans to advance the Pan gold property located in White Pine County, Nevada through to production by as early as 2014.

Our registered office in Canada is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8. Our principal executive and head office in the United States is located at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A. and our telephone number is (720) 979-0900. We maintain a website at www.midwaygold.com and through a link on our website you can view the periodic filings that we make with the Securities and Exchange Commission (which we refer to herein as the “SEC”). Information contained on our website is not incorporated into this Prospectus.

Recent Developments

Appointment of Mr. Klein to our Board of Directors

On August 2, 2012, our Board of Directors appointed Mr. Nathaniel E. Klein to serve as a director of our Board of Directors. Mr. Klein’s appointment is to be effective at the next regularly scheduled meeting of our Board of Directors in November of 2012.

Closing of Offering of 12,261,562 Units

On July 6, 2012, we closed a unit offering in Canada and the United States for aggregate gross proceeds of $15,694,799 through the issue of 12,261,562 units at a price of $1.28 per unit, including the partial exercise of the over-allotment option. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitled the holder to purchase one common share at a price of $1.85 per share for a period of 18 months following the closing of the unit offering.

Resignation of Mr. Wolfus as Chairman of our Board of Directors and Chief Executive Officer

On May 18, 2012, Daniel E. Wolfus resigned as Chairman of our Board of Directors and Chief Executive Officer due to health reasons. Following his resignation, Mr. Wolfus agreed to continue to serve as one of our directors. Mr. Wolfus’ resignation was not the result of any disputes with us.

Appointment of Mr. Brunk as Chairman of our Board of Directors and Chief Executive Officer

On May 18, 2012, concurrently with the resignation of Mr. Wolfus as Chairman of our Board of Directors and Chief Executive Officer, our Board of Directors appointed Kenneth A. Brunk to serve as Chairman of our Board of Directors and Chief Executive Officer.

Barrick Gold Exploration Inc.’s $11,000,000 Program at the Spring Valley Project

On April 11, 2012, we announced that Barrick Gold Exploration Inc. informed us that it intends to conduct and fund an $11 million program at Midway’s Spring Valley Project, Pershing County, Nevada, in 2012 that includes both exploration drilling and development work in preparation for an internal pre-feasibility study. Exploration will be focused on in-fill drilling in the north resource area and expansion drilling of the south target area. The development work will include metallurgical, geotechnical and hydrological studies.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrants, or Units with a total value of up to $90,000,000 million from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, if any, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

•	aggregate offering price;
•

the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;

•	voting or other rights, if any; and
•	important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference. However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval. Holders of our Common Shares are entitled to dividends when and if declared by our Board of Directors. Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time. We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants. In this prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures, if applicable, and warrant certificates that contain the terms of the Warrants. If applicable, specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Units

We may offer Units consisting of Common Shares or Warrants to purchase any of such securities in one or more series. In this Prospectus, we have summarized certain general features of the Units under “Description of Units.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered. We may evidence each series of units by unit certificates that we may issue under a separate unit agreement with a unit agent. If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

Investing in the Securities involves a high degree of risk. Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, our business could be materially harmed. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks Relating to Our Company

Since we have no operating history, investors have no basis to evaluate our ability to operate profitably. We were organized in 1996 but have had no revenue from operations since our inception. We have no history of producing metals from any of our properties. The majority of our properties are exploration stage properties in various stages of exploration. Our Tonopah (formerly referred to as “Midway”), Spring Valley, Golden Eagle, and Gold Rock properties are exploratory stage exploration projects with identified gold mineralization. Our Pan project is in the development stage. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;

•	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

•	the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;

•	the availability and cost of appropriate smelting and/or refining arrangements, if required;

•	compliance with environmental and other governmental approval and permit requirements;

•	the availability of funds to finance exploration, development and construction activities, as warranted;

•	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;

•	potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and

•	potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

We have a history of losses and expect to continue to incur losses in the future. We have incurred losses since inception and expect to continue to incur losses in the future. We incurred the following losses from operations during each of the following periods:

•	Approximately Cdn$6,775,210 for the six months ended June 30, 2012;

•	Approximately Cdn$18,615,682 for the year ended December 31, 2011;

•	Approximately Cdn$6,432,914 for the year ended December 31, 2010; and

•	Approximately Cdn$3,924,175 for the year ended December 31, 2009.

We had an accumulated deficit of Cdn$77,621,754 as of December 31, 2011 and we also had an accumulated deficit of Cdn$84,921,393 as of June 30, 2012. We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations.

Increased costs could affect our financial condition. We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business. We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses. Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

•	economically insufficient mineralized material;

•	fluctuation in production costs that make mining uneconomical;

•	labor disputes;

•	unanticipated variations in grade and other geologic problems;

•	environmental hazards;

•	water conditions;

•	difficult surface or underground conditions;

•	industrial accidents;

•	metallurgic and other processing problems;

•	mechanical and equipment performance problems;

•	failure of pit walls or dams;

•	unusual or unexpected rock formations;

•	personal injury, fire, flooding, cave-ins and landslides; and

•	decrease in the value of mineralized material due to lower gold and silver prices.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates. We currently have limited insurance to guard against some of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable, or result in additional expenses.

Our mineralization figures are estimates based on interpretation and assumptions and our properties may yield less mineral production under actual conditions than is currently estimated. Unless otherwise indicated, mineralization figures presented in this Prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

•	these estimates will be accurate;

•	resource or other mineralization estimates will be accurate; or

•	this mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. As we have not completed feasibility studies on all of our properties and have not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this Prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver or other commodities may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources. Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves.

Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place, tonnage and grade without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this report, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration. Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of gold, silver and other commodity exploration is determined in part by the following factors:

•	the identification of potential mineralization based on surficial analysis;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We may encounter archaeological issues and claims relating to our Tonopah and Pan properties, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place our properties into commercial production, if warranted. Our exploration and development activities may be delayed due to the designation of a portion of the Tonopah and Pan properties as a site of archaeological significance.

A cultural inventory of the Tonopah project has identified a prehistoric site associated with a dune field in the Ralston Valley, adjacent to the Tonopah property. An intensive cultural and geomorphologic inspection was conducted of the project area to determine archaeologically significant areas. Techniques and methods used during the inventory were sufficient to identify most cultural resources and features in the area. Should significant surface disturbance be planned at the Tonopah project, a complete archaeological inventory and evaluation would be required, including the possibility of documenting and curating the site.

A portion of dirt road currently used to access the Pan project site and traversing the south end of the proposed North Pit may have been an alternative route for the Lincoln Highway from 1913-1916 prior to the development of U.S. Highway 50. This has not been confirmed, but will be investigated when archaeological surveys are conducted. The highway as a whole is not eligible for listing on the National Registers of historic places or landmarks, but impacts to it may need to be mitigated. Carbonari sites, which are burn piles and habitations from Swedish/Italian charcoal producers, have been identified within or near the Pan project area. A survey would need to be conducted to identify, locate and record the findings of Carbonari sites.

Our Tonopah property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted. The Tonopah property lies within a basin from which the town of Tonopah obtains its municipal water supply. To date, Midway’s exploration activities have not been restricted due to the proximity of the activities to this basin. As Midway’s exploration and development activities expand, there is an increased risk that the activities may interfere with the water supply. As part of the mining development work on the Tonopah property, Midway completed a hydrologic review of the basin and will establish a strategy for preventing exploration and development activities from interfering with the water supply. Any damage to, or contamination of, the water supply caused by Midway’s activities could result in Midway incurring significant liability. We cannot predict the magnitude of such liability or the impact of such liability on our business, prospects or financial condition. Midway has applied for water right permits in the Ralston Basin, which is currently under protest by the town of Tonopah. Midway is currently negotiating with the town about any future pumping of water in the basin. Midway is currently reviewing and negotiating dewatering options with the town of Tonopah that would be agreeable and beneficial for both parties. If Midway were not able to secure dewatering rights for the Tonopah project, the project may be restricted and could affect our ability to place the property into commercial production, if warranted.

The volatility of the price of gold and silver could adversely affect our future operations and, if warranted, our ability to develop our properties. The potential for profitability of our operations, the value of our properties, the market price of our common stock and our ability to raise funding to conduct continued exploration and development, if warranted, are directly related to the market price of gold, silver and other precious metals. Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received. A decrease in the price of gold and silver may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold and silver prices. The price of gold and silver is affected by numerous factors beyond our control, including inflation, fluctuation of the U.S. dollar and foreign currencies, global and regional demand, the sale of gold and silver by central banks, and the political and economic conditions of major gold and silver producing countries throughout the world.

The volatility in gold and silver prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the average annual market prices in U.S. dollars per ounce of gold and silver, based on the daily London P.M. fix, as shown in the table below:

Mineral	2011	2010	2009	2008	2007
Gold	$1,571.52	$1,224.53	$972.35	$871.96	$695.39
Silver	$35.12	$20.19	$14.67	$14.99	$13.38

The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event gold prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss. Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations or other conditions are often encountered. Midway may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it cannot maintain insurance at commercially reasonable premiums. Any significant claim would have a material adverse effect on Midway’s financial position and prospects. Midway is not currently covered by any form of environmental liability insurance, or political risk insurance, since insurance against such risks (including liability for pollution) may be prohibitively expensive. Midway may have to suspend operations or take cost interim compliance measures if Midway is unable to fully fund the cost of remedying an environmental problem, if it occurs.

We may not be able to obtain all required permits and licenses to place any of our properties into production. Our current and future operations, including development activities and commencement of production, if warranted, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in property exploration and the development or operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. We cannot predict if all permits which we may require for continued exploration, development or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business. Our current and future operations are and will be governed by laws and regulations, including:

•	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

•	laws and regulations related to exports, taxes and fees;

•	labor standards and regulations related to occupational health and mine safety;

•	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

•	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations. All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws The Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (RCRA), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (NEPA) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (EIS). The United States. Environmental Protection Agency (EPA), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (CWA), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (SDWA) and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, operators are required to hold Nevada Reclamation Permits. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Legislation has been proposed that would significantly affect the mining industry. Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States General Mining Law of 1872 (the “General Mining Law”). If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of unpatented mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Proposed Expansion of the Duckwater Shoshone Tribe’s Reservation could impact our Gold Rock Site and Permitting. In 2011, the Duckwater Shoshone Tribe indicated that the tribe is seeking to expand the Duckwater Indian Reservation, Nye County, Nevada, from 3,850 acres to 235,000 acres. The Duckwater Shoshone Tribe’s proposed expansion could impact our ability to operate our Gold Rock site and it may impact the enforceability of our land and water permits granted by the Bureau of Land Management that relate to lands within the Duckwater Shoshone Tribe’s proposed expansion area.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price. We are subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the SEC, the NYSE MKT, and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) with increased disclosure obligations for public companies and mining companies in the United States. Our efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Land reclamation requirements for our properties may be burdensome and expensive. Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•	control dispersion of potentially deleterious effluents;

•	treat ground and surface water to drinking water standards; and

•	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete. Competition in the mining industry for desirable properties, investment capital and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are an insignificant participant in the gold mining industry due to our limited financial and personnel resources. We presently operate with a limited number of personnel and we anticipate that we will compete with other companies in our industry to hire additional qualified personnel which will be required to successfully operate any potential mine and mill site. We may be unable to attract the necessary investment capital or personnel to fully explore and if warranted, develop our properties and be unable to acquire other desirable properties.

We will require significant additional capital to fund our business plan. We will be required to expend significant funds to determine if additional proven and probable mineral reserves exist at our properties, to continue exploration and if warranted, develop our existing properties and to identify and acquire additional properties to diversify our property portfolio. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying and feasibility studies with regard to the results of our exploration. We may not benefit from some of these investments if we are unable to identify commercially exploitable mineralized material.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold and other precious metals. Capital markets worldwide have been adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities. We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further mining operations or exploration and development and the possible partial or total loss of our potential interest in our properties.

Joint ventures and other partnerships may expose us to risks. Our Spring Valley property is currently under an option to joint venture and, in the future, we may enter into joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of certain of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our common shares.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies. Our directors and officers are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. For example, Kenneth A. Brunk, our Chairman, Chief Executive Officer and Director, also serves as a director for United Silver Corp. Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition. We are dependent on a relatively small number of key employees, including our Chairman and Chief Executive Officer and our Chief Financial Officer. The loss of any officer could have an adverse effect on Midway. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

Our results of operations could be affected by currency fluctuations. Our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars. There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims, which could affect our property rights and claims. There are risks that title to our properties may be challenged or impugned. Most of our properties are located in Nevada and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of our properties which, if successful, could impair development and/or operations. This is particularly the case in respect of those portions of the our properties in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).

Several of the mineral rights to our properties consist of “unpatented” mining claims created and maintained in accordance with the General Mining Law. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims. Should the federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

Our properties and operations may be subject to litigation or other claims. From time to time our properties or operations may be subject to disputes which may result in litigation or other legal claims. We may be required to assert or defend against these claims which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

Risks Related to Our Common Shares

We believe that we may be a “passive foreign investment company” for the current taxable year which would likely result in materially adverse United States federal income tax consequences for United States investors. We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. United States shareholders should be aware that we believe we were classified as a PFIC during our tax year ended December 31, 2011, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years. If we are a PFIC for any taxable year during which a United States person holds our securities, it would likely result in materially adverse United States federal income tax consequences for such United States person. The potential consequences include, but are not limited to, re-characterization of gain from the sale of our securities as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on our common shares. Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC.

Our share price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common share:

•	Changes in the worldwide price for gold;

•	Disappointing results from our exploration efforts;

•	Decline in demand for our common stock;

•	Downward revisions in securities analysts’ estimates or changes in general market conditions;

•	Technological innovations by competitors or in competing technologies;

•	Investor perception of our industry or our prospects; and

•	General economic trends.

For the twelve month period ended September 30, 2012, the price of our stock on the TSX.V has ranged from a low of Cdn$1.11 to a high of Cdn$2.64, and on the NYSE MKT has ranged from a low of $1.10 to a high of $2.61. In addition, stock markets in general have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common shares. As a result, you may be unable to resell your shares at a desired price.

We have never paid dividends on our common shares. We have not paid dividends on our common shares to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate earnings from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

We are subject to the continued listing criteria of the NYSE MKT and the TSX Venture Exchange (“TSX.V”) and our failure to satisfy these criteria may result in delisting of our common shares. Our common shares are currently listed on the NYSE MKT and the TSX.V. In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to objective standards, the NYSE MKT and the TSX.V may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE MKT or TSX.V inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of the NYSE MKT or TSX.V; if an issuer’s common shares sell at what the NYSE MKT or the TSX.V considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE MKT or TSX.V; or if any other event occurs or any condition exists which makes continued listing on the NYSE MKT or TSX.V, in their opinion, inadvisable.

If the NYSE MKT or the TSX.V delists our common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

If we raise additional funding through equity financings, then our current shareholders will suffer dilution. We believe the only realistic source of future funds presently available to us is through the sale of equity capital. Any sale of equity capital will result in dilution to existing shareholders. The only other alternative for the financing of further exploration would be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration thereof.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this Prospectus. Information we file with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus. Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Secretary at 8310 South Valley Highway, Suite 280, Englewood, Colorado, 80112 (telephone: (720) 979-0900).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)

our Annual Report on Form 10-K, for the year ended December 31, 2011, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, together with the auditors’ report thereon, as filed on March 9, 2012;

(b)

our Proxy Statement on Schedule 14A, dated March 7, 2012, in connection with our May 11, 2012 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed on March 9, 2012;

(c)

our Quarterly Report on Form 10-Q, which report contains the unaudited interim consolidated financial statements as at and for the three and nine months ended September 30, 2012 and 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three and nine months ended September 30, 2012, filed with the SEC on November 9, 2012;

(d)

our Quarterly Report on Form 10-Q, which report contains the unaudited interim consolidated financial statements as at and for the three and six months ended June 30, 2012 and 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three and six months ended June 30, 2012, filed with the SEC on August 7, 2012;

(e)

our Quarterly Report on Form 10-Q, which report contains the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2012 and 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2012, filed with the SEC on May 9, 2012;

(f)

our Current Reports on Form 8-K, filed on November 9, 2011, January 3, 2012, March 5, 2012, May 15, 2012, May 21, 2012, June 27, 2012, July 6, 2012, August 8, 2012 and our Current Report on Form 8-K/A filed on September 13, 2012;

(g)

the description of our common stock contained in our registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description; and

(h)

all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

•	the establishment and estimates of mineral reserves and resources;
•	the grade of mineral reserves and resources;
•	anticipated expenditures and costs in our operations;
•	planned exploration activities and the anticipated outcome of such exploration activities;
•	plans and anticipated timing for obtaining permits and licenses for our properties;
•	anticipated closure costs;
•	expected future financing and its anticipated outcome;
•	anticipated liquidity to meet expected operating costs and capital requirements;
•	estimates of environmental liabilities;
•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors expected to impact our results of operations; and
•	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our lack of operating history, which leaves investors with no basis to evaluate our ability to operate profitably;
•	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
•	risks related to our lack of historical production from our mineral properties;
•	uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;
•	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
•	uncertainty and risks related to the nature of mineral exploration and production activities which inherently involve a high degree of risk and the possibility of uninsured losses;
•	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;
•

uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations and our properties yielding less mineral production under actual conditions than currently estimated;

•	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
•	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;
•	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
•	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;

•	risks related to our Tonopah property being in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or development activities;
•	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
•	risks related to our lack of insurance for certain high-risk activities;
•	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
•	risks related to government regulations that could affect our operations and costs;
•	risks related to environmental regulations that may increase our costs of doing business or restrict our operations;
•	uncertainty and risks related to proposed legislation that may significantly affect the mining industry;
•	risks related to the proposed expansion of the Duckwater Shoshone Tribe’s Reservation which could impact our Gold Rock site and permitting;
•	uncertainty and risks related to pending legislation governing issues involving climate change;
•	uncertainty and risks related to evolving corporate governance standards and public disclosure regulations that increase compliance costs and the risk of non-compliance;
•	risks related to land reclamation requirements on our properties;
•	risks related to competition in the mining industry;
•	risks related to our need for significant additional capital;
•	risks related to our possible entry into joint venture and option agreements on our properties;
•	risks related to our directors and officers having conflicts of interest;
•	risks related to our ability to attract qualified management to meet our expected needs in the future;
•	uncertainty and risks related to currency fluctuations;
•	uncertainty and risks related to title to our properties and our properties being subject to litigation or other claims;
•	risks related to our status as a passive foreign investment company which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors;
•	risks related to our securities;
•	risks related to our lack of dividend history;
•	risks related to the listing criteria of the TSX.V and NYSE MKT;
•	risks related to share dilution due to future equity financings; and
•	risks related to this offering, including the risk that an investor may lose all of his or her investment.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors” in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this Prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition

Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Financial and Other Information

Financial information is presented in accordance with generally accepted accounting principles (“GAAP”) in the United States (“US GAAP”). The financial information of the Company contained in the documents incorporated by reference are presented in Canadian Dollars (Cdn$).

Exchange Rate Information

The table below sets forth the average rate of exchange for the Canadian Dollar at the end of the five most recent calendar years ended December 31. The table also sets forth the high and low rate of exchange for the Canadian Dollar at the end of the six most recent months. For purposes of this table, the rate of exchange means the noon exchange rate as reported by the Bank of Canada on its web site at www.bankofcanada.ca. The table sets forth the number of Canadian Dollars required under that formula to buy one United States Dollar. The average rate means the average of the noon exchange rates on each day of each month during the period as reported by the Bank of Canada.

	2011	2010	2009	2008	2007

Average for Period	0.99	1.03	1.14	1.07	1.07

	September 2012	Aug 2012	July 2012	June 2012	May 2012	April 2012
High for Period	.990	1.006	1.021	1.042	1.035	1.004
Low for Period	.971	0.986	1.001	1.02	0.984	0.981

The noon rate of exchange on November 14, 2012 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 = Cdn$1.0018.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by us for acquisitions, development of existing or acquired mineral properties, working capital requirements or for other general corporate purposes. More detailed information regarding the use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement. We may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 128,251,298 are issued and outstanding as at the date of this Prospectus. There are options outstanding to purchase up to 8,115,834 Common Shares at exercise prices ranging from Cdn$0.56 to Cdn$3.36. There are Warrants outstanding to purchase 6,130,781 Common Shares. Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by our Board of Directors and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series. Warrants may be offered independently or together with Common Shares, and may be attached to or separate from those Securities. While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants may be issued under and governed by the terms of one or more warrant indentures (each of which we refer to as a “Warrant Indenture”) between us and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture, if any, and the Warrant certificate. Prospective investors should refer to the Warrant Indenture, if any, and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants. If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering. This description will include, where applicable:

¡	the designation and aggregate number of Warrants;
¡	the price at which the Warrants will be offered;
¡	the currency or currencies in which the Warrants will be offered;
¡	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
¡

the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

¡	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;
¡	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;
¡	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
¡	whether we will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;
¡	whether the Warrants will be listed on any exchange;
¡	material United States and Canadian federal income tax consequences of owning the Warrants; and
¡	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein. Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement. We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal officers, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants. If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, and the Warrant certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any, and the Warrant certificate.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus. While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (which we refer to herein as the “Unit Agreement”), if any, between us and a unit agent (which we refer to herein as the “Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units. We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more of Common Shares and Warrants in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security. The Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

¡	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;
¡	provisions of the governing Unit Agreement; and
¡	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of our general corporate funds. We may use underwriters with whom we have a material relationship. We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us. Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of our general corporate funds. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, Canada.

LEGAL MATTERS

The law firm of Stikeman Elliott LLP has acted as our counsel by providing an opinion on the validity of the securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents. Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Stikeman Elliott LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law.

EXPERTS

Information relating to the our mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by William J. Crowl, Donald E. Hulse, Terre A. Lane and Donald J. Baker of Gustavson Associates, LLC, Jennifer J. Brown of Lowham Walsh LLC, Deepak Malhotra of Resource Development Inc., Snowden Mining Industry Consultants and Thom Seal of Differential Engineering Inc., this information has been included in reliance on such companies and persons’ expertise.

None of Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Jennifer J. Brown, Deepak Malhotra, Thom Seal, Resource Development Inc., Snowden Mining Industry Consultants and Differential Engineering Inc., each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

Our consolidated financial statements as at December 31, 2011 and 2010, and for each of the years in the three- year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

P R O S P E C T U S    S U P P L E M E N T

RBC Capital Markets	Haywood Securities (USA) Inc.

                    , 2014